Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-15820 on Form S-3 and Registration Statement Nos. 33-20308, 33-63610, 33-69400, 333-24605, 333-81963, 333-85841, 333-94349, 333-83116, 333-91198, 333-123187, 333-123186, 333-136237, 333-150728, 333-158535 and 333-158536 on the respective Forms S-8; and in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-67928 on Form S-4 of our report dated December 1, 2009 (May 21, 2010 as to the effect of the October 1, 2009 adoption of the new accounting standards requiring retrospective application to convertible debt instruments, noncontrolling interests, and participating securities in share-based payment transactions, December 1, 2010 as to the effect of the discontinued operations of Digideal and the Company’s Japanese subsidiary described in Note 19 and 21 and December 1, 2011 as to the effect of the discontinued operations of the UK Barcrest Group as described in Note 1 and Note 21), relating to the consolidated financial statements of International Game Technology (“the Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective adjustment to the consolidated financial statements for the adoption of  guidance relating to convertible debt instruments, noncontrolling interests, and participating securities in share-based payment transactions during the first quarter of fiscal 2010, and an explanatory paragraph relating to the effect of the discontinued operations ), appearing in this Annual Report on Form 10-K of International Game Technology for the year ended September 30, 2009.

/s/DELOITTE & TOUCHE LLP

Costa Mesa, California
November 29, 2011